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                                   MetLife(R)

                     Metropolitan Life Insurance Company
                 One Madison Avenue, New York, NY 10010-3690




                                   ENDORSEMENT

This Endorsement amends Item 7 of the Single Premium Immediate Income Payment Contract to which it is attached, as follows:

The limitation on the number of investment divisions to and from which you can make transfers will no longer apply. You may transfer money to or from any available investment division.


/s/ Louis J. Ragusa                        /s/ Robert H. Benmosche
Louis J. Ragusa                            Robert H. Benmosche
Vice-President & Secretary                 Chairman of the Board
                                           President and Chief Executive Officer


END. 97-01